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                                                                       EXHIBIT 4



                                U.S. $185,000,000

                         MULTICURRENCY CREDIT AGREEMENT

                                   dated as of

                                September 9, 1999

                                      among

                                  CLARCOR INC.,

                          THE GUARANTORS PARTY HERETO,

                             THE BANKS PARTY HERETO,

                  FIRSTAR BANK MILWAUKEE, NATIONAL ASSOCIATION,

                                    as agent,

                                       and

                             BANK ONE, ILLINOIS, NA
                                       and
                                AMCORE BANK N.A.

                                  as co-agents


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                                TABLE OF CONTENTS

              (This Table of Contents is not part of the Agreement)


Section                                                                     Page
-------                                                                     ----

   1.    The Committed Facility ................................................
         1.1.     The Revolving Credit Commitments .............................
         1.2.     Letters of Credit ............................................
                  (a)  General Terms ...........................................
                  (b)  Applications ............................................
                  (c)  The Reimbursement Obligations ...........................
                  (d)  The Participating Interests .............................
                  (e)  Indemnification .........................................
         1.3.     Applicable Interest Rates ....................................
                  (a)  Domestic Rate Loans .....................................
                  (b)  Eurocurrency Loans ......................................
                  (c)  Applicable Margin .......................................
                  (d)  Alternative Currencies ..................................
                  (e)  Rate Determinations .....................................
         1.4.     Minimum Borrowing Amounts.....................................
         1.5.     Manner of Borrowing Committed Revolving Loans and Designating
                  Interest Rates Applicable to Committed Revolving Loans .......
                  (a)  Notice to the Agent .....................................
                  (b)  Notice to the Banks .....................................
                  (c)  Borrower's Failure to Notify ............................
                  (d)  Disbursement of Committed Revolving Loans ...............
                  (e)  Agent Reliance on Bank Funding ..........................
   2.    The Swing Line ........................................................
         2.1.     Swing Loans ..................................................
         2.2.     Interest on Swing Loans ......................................
         2.3.     Requests for Swing Loans .....................................
         2.4.     Conversion of Swing Line Loans into Revolving Credit
                    Loans ......................................................


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   3.    General Provisions Applicable to All Loans ............................
         3.1.     Interest Periods .............................................
         3.2.     Maturity of Loans ............................................
         3.3.     Prepayments ..................................................
                  (a)  Committed Revolving Loans ...............................
                  (b)  Swing Loans .............................................
                  (c)  Mandatory Prepayments ...................................
         3.4.     Default Rate .................................................
         3.5.     The Notes ....................................................
         3.6.     Funding Indemnity ............................................
         3.7.     Commitment Terminations ......................................

   4.    Fees...................................................................
         4.1.     Commitment Fee ...............................................
         4.2.     Letter of Credit Fees ........................................
         4.3.     Closing Fee ..................................................
         4.4.     Other Fees ...................................................
         4.5.     Fee Calculations .............................................

   5.    Place and Application of Payments .....................................

   6.    Definitions; Interpretation ...........................................
         6.1.     Definitions ..................................................
         6.2.     Interpretation ...............................................

   7.    Representations and Warranties ........................................
         7.1.     Corporate Organization and Authority .........................
         7.2.     Subsidiaries .................................................
         7.3.     Corporate Authority and Validity of Obligations ..............
         7.4.     Financial Statements .........................................
         7.5.     No Litigation; No Labor Controversies ........................
         7.6.     Taxes ........................................................
         7.7.     Approvals ....................................................
         7.8.     ERISA ........................................................
         7.9.     Government Regulation ........................................
         7.10.    Margin Stock .................................................
         7.11.    Licenses and Authorizations:  Compliance with
                     Environmental and Health Laws .............................
         7.12.    Ownership of Property; Liens .................................
         7.13.    No Burdensome Restrictions: Compliance with
                  Agreements ...................................................
         7.14.    Full Disclosure ..............................................


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         7.15.    Year 2000 ....................................................

   8.    Conditions Precedent ..................................................
         8.1.     Initial Credit Event .........................................
         8.2.     All Credit Events ............................................

   9.    Covenants .............................................................
         9.1.     Corporate Existence; Subsidiaries ............................
         9.2.     Maintenance ..................................................
         9.3.     Taxes ........................................................
         9.4.     ERISA ........................................................
         9.5.     Insurance ....................................................
         9.6.     Financial Reports and Other Information ......................
         9.7.     Bank Inspection Rights .......................................
         9.8.     Conduct of Business ..........................................
         9.9.     Liens ........................................................
         9.10.    Use of Proceeds; Regulation U ................................
         9.11.    Sales and Leasebacks .........................................
         9.12.    Mergers, Consolidations and Sales of Assets ..................
         9.13.    Use of Property and Facilities; Environmental and Health
                       and Safety Laws .........................................
         9.14.    Investments, Acquisitions, Loans, Advances and Guaranties ....
         9.15.    Consolidated Net Worth .......................................
         9.16.    Leverage Ratio ...............................................
         9.17.    Debt to Capitalization Ratio .................................
         9.18.    Interest Coverage Ratio ......................................
         9.19.    Dividends and Other Shareholder Distributions ................
         9.20.    Subsidiary Debt...............................................
         9.21.    Transactions with Affiliates..................................
         9.22.    Compliance with Laws .........................................
         9.23.    Change in Fiscal Year ........................................
         9.24.    Year 2000 ....................................................
         9.25.    Mark IV Acquisition ..........................................
         9.26     Priority Debt ................................................

   10.   Events of Default and Remedies ........................................
         10.1.    Events of Default ............................................
         10.2.    Nonbankruptcy Defaults .......................................
         10.3.    Bankruptcy Defaults ..........................................
         10.4.    Collateral for Undrawn Letters of Credit .....................
         10.5.    Notice of Default ............................................
         10.6.    Expenses .....................................................



                                      iii


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   11.   Change in Circumstances ...............................................
         11.1.    Change of Law ................................................
         11.2.    Unavailability of Deposits or Inability to Ascertain, or
                      Inadequacy of, LIBOR .....................................
         11.3.    Increased Cost and Reduced Return ............................
         11.4.    Lending Offices ..............................................
         11.5.    Discretion of Bank as to Manner of Funding ...................

   12.   The Agent and the Co-Agents ...........................................
         12.1.    Appointment and Authorization of Agent .......................
         12.2.    Agent and its Affiliates .....................................
         12.3.    Action by Agent ..............................................
         12.4.    Consultation with Experts ....................................
         12.5.    Liability of Agent; Credit Decision ..........................
         12.6.    Indemnity ....................................................
         12.7.    Resignation of Agent and Successor Agent .....................
         12.8     Co-Agents ....................................................

   13.   The Guarantees ........................................................
         13.1.    The Guarantees ...............................................
         13.2.    Guarantee Unconditional ......................................
         13.3.    Discharge Only Upon Payment in Full; Reinstatement in
                  Certain Circumstances ........................................
         13.4.    Waivers ......................................................
                  (a)  General .................................................
                  (b)  Subrogation and Contribution ............................
         13.5.    Limit on Recovery ............................................
         13.6.    Stay of Acceleration .........................................

   14.   Miscellaneous .........................................................
         14.1.    Withholding Taxes ............................................
                  (a)  Payments Free of Withholding ............................
                  (b)  U.S. Withholding Tax Exemptions . .......................
                  (c)  Inability of Bank to Submit Forms .......................
         14.2.    No Waiver of Rights ..........................................
         14.3.    Nonbusiness Day ..............................................
         14.4.    Documentary Taxes ............................................
         14.5.    Survival of Representations ..................................
         14.6.    Survival of Indemnities ......................................
         14.7.    Sharing of Set-Off ...........................................
         14.8.    Notices ......................................................


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         14.9.    Counterparts .................................................
         14.10.   Successors and Assigns .......................................
         14.11.   Participants .................................................
         14.12.   Assignment Agreements ........................................
         14.13.   Amendments ...................................................
         1414.    Headings .....................................................
         14.15.   Legal Fees, Other Costs and Indemnification ..................
         14.16.   Set Off ......................................................
         14.17.   Currency .....................................................
         14.18    Confidentiality ..............................................
         14.19.   Entire Agreement .............................................
         14.20.   Governing Law ................................................
         14.21.   Submission to Jurisdiction: Waiver of Jury Trial .............










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  EXHIBITS
     A     -        Form of Committed Revolving Loan Note
     B     -        Form of Swing Line Note
     C     -        Form of Notice of Payment Request
     D     -        Form of Compliance Certificate
     E     -        Form of Subsidiary Guarantee Agreement
     F     -        Form of Opinion of Counsel
     G              Form of Assignment and Assumption Agreement

  SCHEDULE 1.2
   (Standby)        Form of Application for Standby Letters of Credit
  SCHEDULE 1.2
  (Commercial)      Form of Application for Commercial Letter of Credit
  SCHEDULE 7.2      Subsidiaries
  SCHEDULE 9.9      Permitted Liens













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

                                CREDIT AGREEMENT

To each of the Banks party hereto:

         The undersigned, CLARCOR Inc., a Delaware corporation (the "Borrower"), applies to you for your several commitments, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make available a revolving credit for loans and letters of credit (the "Revolving Credit") and a swing line credit (the "Swing Line") as described herein. Each of you is hereinafter referred to individually as a "Bank," all of you are hereinafter referred to collectively as the "Banks," and Firstar Bank Milwaukee, National Association in its capacity as agent for the Banks hereunder is hereinafter referred to as the "Agent" and Bank One, Illinois, NA and Amcore Bank N.A., in their capacity as co-agents for the Banks are hereinafter referred to individually as a "Co-Agent" and collectively as the "Co-Agents."

         1.       The Committed Facility.

                  1.1. The Revolving Credit Commitments. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Committed Revolving Loan" and collectively "Committed Revolving Loans") to the Borrower from time to time on a revolving basis in U.S. Dollars and Alternative Currencies in an aggregate outstanding Original Dollar Amount up to the amount of its revolving credit commitment set forth on the applicable signature page hereof (its "Revolving Credit Commitment and, cumulatively for all the Banks, the "Revolving Credit Commitments"), subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate Original Dollar Amount of all Loans (whether Committed Revolving Loans or Swing Loans) and of L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Committed Revolving Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Committed Revolving Loans denominated in U.S. Dollars be either Domestic Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Committed Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to all the terms and conditions hereof. On the Revolving Credit Termination Date, the principal amount of, and all accrued and unpaid interest on,




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the Loans and L/C Obligations, and all other amounts owed by the Borrower hereunder and under the other Credit Documents shall be immediately due and payable.

         1.2.    Letters of Credit.

                  (a) General Terms. Subject to the terms and conditions hereof, as part of the credit available under the Revolving Credit Commitments, the Issuing Bank shall issue standby or commercial letters of credit (each a "Letter of Credit") for the Borrower's account in U.S. Dollars in an aggregate undrawn face amount up to the amount of the L/C Limit, provided that the aggregate L/C Obligations at any time outstanding shall not exceed the difference between the Revolving Credit Commitments in effect at such time and the aggregate Original Dollar Amount of all Loans (whether Committed Revolving Loans or Swing Loans) then outstanding. Each Letter of Credit shall be issued by the Issuing Bank, but each Bank shall be obligated to reimburse the Issuing Bank for such Bank's Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Bank pro rata in accordance with each Bank's Percentage.

                  (b) Applications. At any time before the Revolving Credit Termination Date, the Issuing Bank shall, at the request of the Borrower, issue one or more Letters of Credit, in a form satisfactory to the Issuing Bank, with expiration dates no later than the earlier of (i) twelve (12) calendar months from the date of issuance (or be cancelable not later than twelve (12) calendar months from the date of issuance or renewal) or (ii) the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form customarily prescribed by the Issuing Bank for the type of Letter of Credit, whether standby or commercial, requested (each an "Application"). The current forms of the Issuing Bank's Applications are attached as Schedule 1.2 (Standby) and Schedule 1.2 (Commercial) hereto. The Issuing Bank shall provide the Borrower and each Bank with copies of any new form of Application that may, from time to time, be adopted by the Issuing Bank. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower's obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 4.1(b) hereof, (ii) before the occurrence of a Default or an Event of Default, the Issuing Bank will not call for the funding by the Borrower of any amount under a Letter of Credit, or any other form of collateral security for the Borrower's obligations in connection with such Letter of Credit, before being presented with a drawing thereunder, (iii) if the Issuing Bank is not timely reimbursed for the amount of any



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drawing under a Letter of Credit on the date such drawing is paid, the
Borrower's obligation to reimburse the Issuing Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Margin for Domestic Rate Loans plus the Domestic Rate from time to time in effect and (iv) if there is any inconsistency between the terms of an Application and the terms of this Agreement, this Agreement shall govern. The Issuing Bank will promptly notify the Banks of each issuance by it of a Letter of Credit. If the Issuing Bank issues any Letters of Credit with expiration dates that are automatically extended unless the Issuing Bank gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the Issuing Bank will give such notice of nonrenewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated or (iii) an Event of Default exists and the Required Banks have given the Issuing Bank instructions not to so permit the extension of the expiration date of such Letter of Credit. The Issuing Bank agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 8 and the other terms of this Section 1.2.

                  (c) The Reimbursement Obligations. The Issuing Bank shall notify the Borrower of each drawing under a Letter of Credit. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the Issuing Bank for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that (i) reimbursement of each drawing shall be made in immediately available funds at the Issuing Bank's principal office in Milwaukee, Wisconsin by no later than Noon (Milwaukee time) on the date when such drawing is paid (the "Honor Date") and (ii) if the Borrower fails to reimburse the Issuing Bank for the full amount of a drawing under a Letter of Credit by Noon (Milwaukee time) on the Honor Date, [x] the Borrower shall, unless the Revolving Credit Commitments have terminated, be deemed to have requested Committed Revolving Loans consisting of Domestic Rate Loans from the Banks in the aggregate amount equal to the unreimbursed amount of such drawing and [y] the Issuing Bank shall, by 1:30 p.m. (Milwaukee time) on the Honor Date, notify the Agent and each Bank of the aggregate amount of the Committed Revolving Loans to be made on such date. In the event of such a Borrowing, each Bank shall fund its Percentage of such Committed Revolving Loans in the manner specified in Section 1.5(d) by 3:00 p.m. (Milwaukee time) on the Honor Date and the Agent shall forward such Committed Revolving Loans to the Issuing Bank for credit against the Borrower's Reimbursement Obligation. If




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the Borrower does not pay in full such Reimbursement Obligation on the Honor
Date (whether by payment by the Borrower or with the proceeds of Committed Revolving Loans) and the Participating Banks fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Issuing Bank in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

                  (d) The Participating Interests. Each Bank (other than the Bank then acting as Issuing Bank in issuing Letters of Credit), by its acceptance hereof, severally agrees to purchase from the Issuing Bank, and the Issuing Bank hereby agrees to sell to each such Bank (a "Participating Bank"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Issuing Bank. Upon any failure by the Borrower to pay any Reimbursement Obligation by Noon (Milwaukee time) on the Honor Date as set forth in Section 1.2(c) above, the Issuing Bank will promptly notify each Bank, specifying the Letter of Credit drawn upon and the amount which has not been reimbursed by the Borrower. In the event that such Reimbursement Obligation is not paid with the proceeds of Committed Revolving Loans as set forth in Section 1.2(c) above or if the Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Bank shall, not later than the Business Day it receives a certificate in the form of Exhibit C hereto from the Issuing Bank to such effect, if such certificate is received before 1 p.m. (Milwaukee time), or not later than the following Business Day, if such certificate is received after such time, pay to the Issuing Bank an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Issuing Bank to the date of such payment by such Participating Bank at a rate per annum equal to: (i) from the date the related payment was made by the Issuing Bank to the date two Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Domestic Rate in effect for each such day. Each such Participating Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Issuing Bank retaining its Percentage as a Bank hereunder.

                  The several obligations of the Participating Banks to the Issuing Bank under this Section 1.2(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject




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to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrower, the Issuing Bank, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Participating Bank under this Section 1.2(d) shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due from such Bank to the Issuing Bank hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Issuing Bank by any Bank arising outside this Agreement.

                  (e) Indemnification. The Participating Banks shall, to the extent of their respective Percentages, indemnify the Issuing Bank (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Issuing Bank's gross negligence or willful misconduct) that the Issuing Bank may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Banks under this
Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all other L/C Documents.

         1.3.     Applicable Interest Rates.

                  (a) Domestic Rate Loans. The aggregate principal amount of Domestic Rate Loans outstanding from time to time shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed) prior to maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans plus the Domestic Rate from time to time in effect, payable on the last Business Day of each calendar quarter and at maturity (whether by acceleration or otherwise).

                      "Domestic Rate" means for any day the greater of:

                      (i) the rate of interest announced by the Agent from time to time as its prime rate, or equivalent, as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

                      (ii) the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if not a multiple of 1/16th



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of 1%, to the next higher 1/100 of 1%) at approximately 10:00 a.m. (Milwaukee time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to the Agent for which such rate is being determined, plus
(y) 1/2 of 1% (0.50%).

                  (b) Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Domestic Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Loans plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

                  "Adjusted LIBOR" means a rate per annum determined in accordance with the following formula:

                  Adjusted LIBOR =                 LIBOR
                                    -----------------------------------
                                    1 - Eurocurrency Reserve Percentage

                  "LIBOR" means, for any Interest Period: (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if not a multiple of 1/16th of 1%, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, in immediately available funds are offered to the Agent at 11 a.m. (London, England time) two Business Days before the beginning of such Interest Period by three or more major banks in the interbank eurocurrency market selected by the Agent for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Agent as part of such Borrowing.

                  "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, for a period equal to such Interest Period, which appears on the Telerate Page 3740 or 3750, as appropriate for such




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


currency, as of 11 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

                  "Telerate Page 3740" or "3750" means the display designated as "Page 3740" or "Page 3750," as appropriate, on the Telerate Service (or such other page as may replace Page 3740 or 3750, as appropriate, on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar, Pounds Sterling or Euros (in the case of Telerate Page 3750) deposits).

                  "Eurocurrency Reserve Percentage" means, for any Borrowing of a Eurocurrency Loan, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D.

                  (c) Applicable Margin. With respect to Committed Revolving Loans, the fees with respect to Standby Letters of Credit payable under section
4.2 hereof and the commitment fee payable under Section 4.1 hereof, the "Applicable Margin" shall mean the rate specified for such obligation below, subject to quarterly adjustment as hereinafter provided:







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
                                               Applicable
                        Applicable             Margin for
                        Margin for            Eurocurrency
                      Domestic Rate          Loans under the
 When Following      Loans under the        Revolving Credit
Status Exists for       Revolving            Commitment and         Applicable
   any Margin             Credit               for Standby          Margin for
  Determination         Commitments         Letters of Credit       Commitment
      Date:                is:                     is:                Fee is:
      ----                 --                      --                 ------

Level I Status             0%                      .55%                .10%

Level II Status            0%                      .65%                .10%

Level III Status           0%                      .80%                .15%

Level IV Status            0%                     1.00%                .20%

Level V Status             0%                     1.25%                .25%

provided, however, that all of the foregoing is subject to the following:

                        (i) the initial Applicable Margin shall be the Applicable Margin for Level IV Status and shall remain in effect through the first Margin Determination Date occurring after November 30, 1999;

                        (ii) on or before the date that is ten Business Days after the latest date by which the Borrower is required to deliver a Compliance Certificate to the Banks for a given accounting period pursuant to Section 9.6 hereof, the Agent shall determine whether Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists as of the close of the applicable accounting period (each date that is ten Business Days after the latest date by which the Borrower is required to deliver a Compliance Certificate to the Banks being herein referred to as the "Margin Determination Date") and shall also determine the Net Leverage Ratio as of such close, in each case based upon such Compliance Certificate and the financial statements delivered to the Banks under Section 9.6 hereof for such accounting period, and shall promptly notify the Borrower and the Banks of such determination and of any change in the Applicable Margin resulting therefrom;

                        (iii) subject to clause (i) above, any change in the Applicable Margin shall be effective as of such Margin Determination Date, with such new Applicable Margin to continue in effect until the next Margin Determination Date. If the Borrower has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under
Section 9.6 hereof, until a Compliance Certificate is delivered before the next Margin Determination Date, the Applicable Margin shall be the Applicable Margin for Level V Status. If the Borrower subsequently delivers a Compliance Certificate before the next Margin Determination Date, the Applicable Margin established by such Compliance Certificate shall take effect from the date of such delivery and remain effective until the next Margin Determination Date; and

                        (iv) if and so long as any Event of Default has occurred and is continuing hereunder, notwithstanding anything herein to the contrary, the Applicable Margin shall be the Applicable Margin for Level V Status.

                  (d) Alternative Currencies. On the date the Borrower requests a Borrowing of Eurocurrency Loans in an Alternative Currency, as provided in
Section 1.5(a) below, the Agent shall promptly notify each Bank of the currency in which such Borrowing is requested. If a Bank determines that such Alternative Currency is not available to it in sufficient amount and for a sufficient term to enable it to advance or continue the Loan requested of it as part of such Eurocurrency Borrowing and so notifies the Agent no later than 2 p.m. (Milwaukee time) on the same day it receives notice from the Agent of such requested Loan, the Agent shall so notify the Borrower by 2:45 p.m. (Milwaukee time). If the Borrower nevertheless desires such Borrowing, it must notify the Agent by no later than 3 p.m. (Milwaukee time) on such day. If the Agent does not receive such notice from the Borrower by 3 p.m. (Milwaukee time), the Borrower shall automatically be deemed to have revoked its request for the Eurocurrency Borrowing and the Agent will promptly notify the Banks of such revocation and such Eurocurrency Borrowing shall not be made in whole or part. If the Borrower does give such notice by 3 p.m. (Milwaukee time), each Bank that did not notify the Agent by 2 p.m. (Milwaukee time) that the requested Alternative Currency is unavailable to it to fund the requested Loan shall, subject to Section 8 hereof, make its Loan in the requested Alternative Currency in accordance with Section 1.5(d) hereof. Each Bank that did so notify the Agent by 2 p.m. (Milwaukee time) that it would not be able to make the Loan requested from it shall, subject to
Section 8 hereof, make a Eurocurrency Loan denominated in U.S. Dollars in the Original Dollar Amount of, and with the same Interest Period as, the Eurocurrency Loan such Bank was originally requested to make. Such Eurocurrency Loan denominated in U.S. Dollars shall be made by the affected

Bank on the same day as the other Banks make their Eurocurrency Loans denominated in the applicable Alternative Currency as part of the relevant Borrowing of Eurocurrency Loans, but shall bear interest with reference to the Adjusted LIBOR applicable to U.S. Dollars rather than the relevant Alternative Currency for the applicable Interest Period and shall be made available in accordance with the procedures for disbursing U.S. Dollar Loans under Section 1.5(d) hereof. Any Loan made in an Alternative Currency shall be advanced in such currency, and, except as otherwise provided in Section 1.5(a), all payments of principal and interest thereon shall be made in such Alternative Currency.

                  (e) Rate Determinations. The Agent shall determine each interest rate applicable to Committed Revolving Loans and the Original Dollar Amount of Loans denominated in Alternative Currencies, and a reasonable determination thereof by the Agent shall be conclusive and binding except in the case of demonstrable error or willful misconduct. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

                  1.4. Minimum Borrowing Amounts. Each Borrowing of Domestic Rate Loans shall be in an amount not less than $500,000 and in integral multiples of $100,000. Each Borrowing of Eurocurrency Loans in U.S. Dollars shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000. Each Borrowing of Eurocurrency Loans in an Alternative Currency shall be in an amount not less than an Original Dollar Amount of $10,000,000 and in such integral multiple of 100,000 units of the relevant currency as would have the Original Dollar Amount most closely approximating $1,000,000 or an integral multiple thereof.

                  1.5. Manner of Borrowing Committed Revolving Loans and Designating Interest Rates Applicable to Committed Revolving Loans.

                       (a) Notice to the Agent. In order to borrow any Committed Revolving Loans, the Borrower shall give notice to the Agent by no later than 11 a.m. (Milwaukee time): (i) at least four Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least three Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (iii) on the date the Borrower requests the Banks to advance a Borrowing of Domestic Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrower or, if such Eurocurrency Loan is denominated in U.S. Dollars, convert part or all of such Borrowing into Domestic Rate Loans, (ii) if such Borrowing is of Domestic Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars into Domestic Rate Loans or of Domestic Rate Loans into Eurocurrency Loans must be given by no later than 11 a.m. (Milwaukee time) at least three Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 11 a.m. (Milwaukee time) at least four Business Days before the requested continuation. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Committed Revolving Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon. Notwithstanding the foregoing, no more than 10 Borrowings comprised of Eurocurrency Loans may be outstanding at any time and, unless the Required Banks otherwise agree, no Loans may be made or continued as, or converted into, Eurocurrency Loans if a Default or Event of Default exists. If a Default or Event of Default exists on the last day of an Interest Period but the Notes have not been declared to be or become due and payable under Sections 10.02 and 10.03, such Eurocurrency Loans shall automatically be converted to Domestic Rate Loans in a principal amount equal to

(x) if such Eurocurrency Loans are denominated in U.S. Dollars, such amount and
(y) if such Eurocurrency Loans are denominated in an Alternative Currency, an amount equal to the U.S. Dollar Equivalent of the principal amount of such Eurocurrency Loans.

                  (b) Notice to the Banks. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 1.5.(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Borrower and each Bank of the Original Dollar Amount thereof.

                  (c) Borrower's Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Agent within the period required by Section 3.3 that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Domestic Rate Loans. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by
Section 1.5(a) and has not notified the Agent within the period required by
Section 3.3 that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month, subject to the application of Section 1.4, the restrictions contained in the definition of Interest Period and the restrictions in the last sentence of Section 1.5(a) hereof.

                  (d) Disbursement of Committed Revolving Loans. Not later than Noon (Milwaukee time) on the date of any requested advance of new Borrowings, subject to Section 8 hereof, each Bank shall make available its Committed Revolving Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Milwaukee, Wisconsin, except that if such Borrowing is denominated in an Alternative Currency each Bank shall, subject to Section 1.3(d) and Section 8, make available its Committed Revolving Loan comprising part of such Borrowing at such office as the Agent has previously specified in a notice to each Bank, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Borrower for same day value on the date of the Borrowing. The Agent shall make available to the Borrower Committed Revolving Loans denominated in U.S. Dollars at the Agent's principal office in Milwaukee, Wisconsin and Committed Revolving Loans denominated in Alternative Currencies at such office as the Agent has previously agreed to with the Borrower, in each case in the type of funds received by the Agent from the Banks.

                  (e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank prior to (or, in the case of a Borrowing of Domestic Rate Loans, by 1 p.m. (Milwaukee time) on) the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate or, in the case of a Loan denominated in an Alternative Currency, the cost to the Agent of funding the amount it advanced to fund such Bank's Loan, as determined by the Agent. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest on any amount unpaid more than three Business Days after such demand (but otherwise without interest) at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section
3.6 hereof, so that the Borrower will have no liability under such section with respect to such payment.

         2.       The Swing Line.

                  2.1. Swing Loans. Subject to all of the terms and conditions hereof, Firstar Bank Milwaukee, National Association ("Firstar") agrees to make loans in U.S. Dollars to the Borrower under the Swing Line ("Swing Loans") which shall not in the aggregate at any time outstanding exceed the lesser of: (i) the Swing Line Commitment or (ii) the difference between the Revolving Credit Commitments in effect at such time and the Original Dollar Amount of all Loans and L/C Obligations outstanding at the time of computation. The Swing Line Commitment shall be available to the Borrower and may be availed of by the

Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Without regard to the face principal amount of the Swing Line Note, the actual principal amount at any time outstanding and owing by the Borrower on account of the Swing Line Note during the period ending on the Revolving Credit Termination Date shall be the sum of all Swing Loans then or theretofore made thereon less all principal payments actually received thereon during such period.

                  2.2. Interest on Swing Loans. The aggregate outstanding principal balance of Swing Loans outstanding shall bear interest at the Firstar Quoted Rate in effect from time to time, provided that if the Swing Loans are not paid when due (whether by lapse of time, acceleration or otherwise) the Swing Loans shall bear interest, whether before or after judgment, until payment in full thereof at a rate per annum equal to the sum of 2% plus the Domestic Rate from time to time in effect plus the Applicable Margin for Domestic Rate Loans. Interest on Swing Loans outstanding from time to time shall be due and payable on the last Business Day of each month, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Firstar shall provide written notice to the Borrower of the Firstar Quoted Rate in effect from time to time and any change in the Firstar Quoted Rate shall be effective on the Business Day following the date Firstar provides notice thereof.

                  2.3. Requests for Swing Loans. The Borrower shall give Firstar prior notice (which may be written or oral) no later than Noon (Milwaukee time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing. Subject to all of the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Agent in Milwaukee, Wisconsin. Anything contained in the foregoing to the contrary notwithstanding: (i) the obligation of Firstar to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) Firstar shall not be obligated to make more than one Swing Loan during any one day.

                  2.4. Conversion of Swing Line Loans into Revolving Credit Loans. Upon the occurrence of an Event of Default or at any time upon the request of Firstar: (i) payments which pursuant to Section 5 hereof are to be allocated to the principal of the Revolving Credit Notes and the Swing Line Note shall first be applied to the Swing Line Note until the Swing Line Note is repaid in full and (ii) either [a] each Bank shall make a Committed Revolving Loan in an amount equal to its Percentage of the outstanding principal balance of the Swing Line Note plus accrued interest thereon (and the Agent shall apply such Revolving Credit Loans in repayment of the Swing Line Note) or [b] each Bank shall purchase from Firstar a participation in the amount equal to such Bank's Percentage applicable to Committed Revolving Loans of the outstanding principal balance of and accrued interest on the Swing Line Note. All of the foregoing principles shall be applied as though the Revolving Credit Commitments and the Swing Line Commitment had not terminated pursuant to Section 10.2 or 10.3 hereof, whether or not such is in fact the case.

         3.       General Provisions Applicable to all Loans.

                  3.1. Interest Periods. As provided in Section 1.5(a) hereof in the case of Committed Revolving Loans, at the time of each request to advance, continue or create by conversion Eurocurrency Loans hereunder the Borrower shall select an Interest Period applicable to such Eurocurrency Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Eurocurrency Loans is advanced, continued or created by conversion and ending one, two, three or six months thereafter, provided, however, that:

                  (i) the Borrower may not select an Interest Period that extends beyond the Revolving Credit Termination Date;

                  (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that if such extension would cause the last day of an Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

                  (iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

                  3.2. Maturity of Loans. Each Committed Revolving Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto (unless converted or continued in accordance with the terms of this Agreement) or, in any event, on the Revolving Credit Termination Date. Swing Loans shall mature and become payable by the Borrower on the Revolving Credit Termination Date.

         3.3.     Prepayments.

                  (a) Committed Revolving Loans. The Borrower may prepay, without premium or penalty but subject to Section 3.6, in whole or in part (but, if in part, then: (i) if such Borrowing is of Domestic Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 and (iv) in an amount such that the minimum amount required for a Borrowing of Committed Revolving Loans pursuant to Section 1.4 hereof remains outstanding, any Borrowing of Eurocurrency Loans, upon three Business Days' prior notice to the Agent or, in the case of a Borrowing of Domestic Rate Loans, notice delivered to the Agent no later than 11 a.m. (Milwaukee time) on the date of prepayment. Such prepayment of Domestic Rate or Eurocurrency Loans, as the case may be, shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment plus, in the case of a prepayment of Eurocurrency Loans on a date prior to the last day of the applicable Interest Period, any amount payable under Section 3.6. The Agent will promptly advise each Bank of any such prepayment notice with respect to Committed Revolving Loans it receives from the Borrower. Any amount paid or prepaid on the Committed Revolving Loans before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

                  (b) Swing Loans. The Borrower may prepay any Swing Loans in whole or in part upon notice delivered to Firstar no later than 11 a.m. (Milwaukee time) on the date of prepayment specifying the principal amount to be prepaid. Any amount paid or prepaid on Swing Loans before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

                  (c) Mandatory Prepayments. If, within thirty (30) days after receiving notice under Section 9.6(c) of a Change of Control Event, the Required Banks notify the Borrower that they require prepayment of the Notes, on the date set forth in such notice (which date shall be no earlier than (x) five (5) days after such notice is given or (y) the day on which the Borrower repays any other Debt before its original scheduled due date, whichever day is earlier) the Borrower shall pay in full all Obligations then outstanding, including the prepayment of L/C Obligations in the manner contemplated by Section 10.4 hereof, and the Commitments and Swing Line Commitment shall terminate in full.

         3.4. Default Rate. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

                (a) for any Domestic Rate Loan, the sum of two percent (2%) plus the Domestic Rate from time to time in effect plus the Applicable Margin for Domestic Rate Loans;

                (b) for any Eurocurrency Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Domestic Rate from time to time in effect plus the Applicable Margin for Domestic Rate Loans; and

                (c) for Swing Loans, the rate set forth in Section 2.2 hereof.

         3.5.   The Notes.

                (a) All Committed Revolving Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A hereto (individually, a "Committed Revolving Loan Note" and, collectively, the "Committed Revolving Loan Notes"), each such Committed Revolving Loan Note to be payable to the order of the applicable Bank in the principal amount of its Revolving Credit Commitment and otherwise in the form of Exhibit A hereto.

                (b) All Swing Loans made to the Borrower by Firstar shall be evidenced by a single promissory note of the Borrower issued to Firstar in the form of Exhibit B hereto (the "Swing Line Note"), such Swing Line Note to be payable to the order of Firstar in the principal amount of its Swing Line Commitment and otherwise in the form of Exhibit B hereto.

                (c) Each Bank shall record on its books and records or on a schedule to the appropriate Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurocurrency Loan, the Interest Period and interest rate applicable thereto and the currency in which such Loan is denominated. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

         3.6. Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such
Bank) as a result of:

                (a) any payment, prepayment or conversion of a Eurocurrency Loan on a date other than the last day of its Interest Period, except as provided in
Section 11.1 hereof,

                (b) any failure (because of a failure to meet the conditions of Section 5 or otherwise) by the Borrower to borrow or continue a Eurocurrency Loan, or to convert a Domestic Rate Loan into a Eurocurrency Loan, on the date specified in a notice given pursuant to any of Sections 1.5(a) or 2.3 hereof or established pursuant to Sections 1.5(c) hereof,

                (c) any failure by the Borrower to make any payment of principal on any Eurocurrency Loan when due (whether by acceleration or otherwise), or

                (d) any acceleration of the maturity of a Eurocurrency Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent demonstrable error.

         3.7. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent, to terminate the Revolving Credit Commitments or the Swing Line Commitment without premium or penalty, in whole or in part; provided, however, (a) any partial termination of the Swing Line Commitment shall be in an amount not less than $1,000,000 and (b) any partial termination of the Revolving Credit Commitments shall be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Banks in proportion to their respective Percentages; provided further, that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of all Loans and all L/C Obligations then outstanding. The Agent shall give prompt notice to each Bank of any such termination of such Commitments. Any termination of Revolving Credit Commitments or Swing Line Commitment pursuant to this Section 3.7 may not be reinstated.

         4.     Fees.

                4.1. Commitment Fee. The Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at the rate equal to the Applicable Margin (as then determined and computed) on the average daily unused amount of the Revolving Credit Commitments hereunder, such commitment fee to be payable in arrears on September 30, 1999 and, on the last day of each fiscal quarter thereafter and on the Revolving Credit Termination Date, provided, however, that (i) if the Revolving Credit Commitments are terminated in whole on a date earlier than the Revolving Credit Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination, (ii) if the Revolving Credit Commitments are partially terminated pursuant to Section 3.7 hereof, the fee for the period to but not including the date of such partial termination shall be paid in whole on the date of such partial termination and
(iii) Swing Loans shall be deemed usage of the Revolving Credit Commitments for purposes of this Section.

                4.2 Letter of Credit Fees. The Borrower shall pay to the Issuing Bank for its own account an issuance fee equal to 1/8 of 1% (0.125%) per annum of the daily average undrawn amount of all Letters of Credit outstanding during a calendar quarter or other applicable period, payable quarterly in arrears on the last day of each calendar quarter, commencing on September 30, 1999, and on the Revolving Credit Termination Date. In addition, quarterly in arrears, on the last day of each calendar quarter, commencing on September 30, 1999, and on the Revolving Credit Termination Date, the Borrower shall pay to the Agent, for the ratable benefit of the Banks in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Standby Letters of Credit in effect during each day of such quarter or other applicable period applied to the daily average undrawn amount of Standby Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the Issuing Bank for its own account (i) the Issuing Bank's standard issuance fee for each Commercial Letter of Credit and (ii) the Issuing Bank's standard drawing, negotiation, amendment, and other administrative fees for each Letter of Credit (whether a Commercial Letter of Credit or Standby Letter of Credit). Such standard fees referred to in the preceding clauses (i) and (ii) may be established by the Issuing Bank from time to time and the Issuing Bank shall notify the Borrower of any changes in such standard fees.

                4.3 Closing Fee. The Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a closing fee of $462,500, payable on the date of the execution and delivery of this Agreement.

                4.4 Other Fees. The Borrower shall pay to Firstar the other fees specified in the Fee Letter in the amounts and on the dates set forth therein.

                4.5 Fee Calculations. All fees payable under this Section 4 shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed.

         5. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other amounts payable by the Borrower under this Agreement, shall be made by the Borrower to the Agent by no later than 12:00 Noon (Milwaukee time) on the due date thereof at the principal office of the Agent in Milwaukee, Wisconsin (or such other location in the State of Wisconsin as the Agent may designate to the Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 1.2(c) hereof or, if such payment is to be made in an Alternative Currency, no later than 12:00 Noon local time at the place of payment to such office as the Agent has previously specified in a notice to the Borrower for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. Except (i) during the continuance of any Default in the payment of any Loan or L/C Obligations, (ii) if Section 2.4 hereof requires otherwise or (iii) the Borrower requests otherwise in accordance with the provisions of this Agreement, payments on the Obligations shall be applied first to Domestic Rate Loans under the Revolving Credit until paid in full, before application to any other Loans. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without setoff or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Committed Revolving Loans or commitment fees ratably to the Banks, and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement. Notwithstanding the foregoing, payments made by the Borrower upon repayment in full of the Obligations and the termination of this Agreement shall be made by the Borrower to the Agent by no later than 2 p.m. (Milwaukee time) on such date.

         6.     Definitions; Interpretation.

                6.1. Definitions. The following terms when used herein have the following meanings:

                "Account" is defined in Section 10.4(b) hereof.

                "Adjusted LIBOR" is defined in Section 1.3(b) hereof.

                "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

                "Agent" means Firstar Bank Milwaukee, National Association and any successor pursuant to Section 12.7 hereof.

                "Alternative Currency" means Pounds Sterling or Euros, in each case only to the extent such currencies are freely transferable and convertible into U.S. Dollars and are traded and readily available to each Bank in the London interbank market.

                "Applicable Margin" is defined in Section 1.3(c) hereof.

                "Application" is defined in Section 1.2(b) hereof.

                "Assignment Agreement" means an Assignment and Assumption Agreement in the form of Exhibit G hereto.

                "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 8.1(g) hereof, or on any updated such list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

                "Bank" is defined in the first paragraph of this Agreement and includes each assignee Bank pursuant to Section 14.12 hereof.

                "Borrower" is defined in the first paragraph of this Agreement.

                "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Committed Revolving Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is "advanced" on the day the Banks (or Firstar in the case of a Swing Loan) advance funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 1.5(a) .

                "Business Day" means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Milwaukee, Wisconsin and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in U.S. Dollars, on which banks are dealing in U.S. Dollar deposits in the interbank market in London, England and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made.

                "Capital Lease" means any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

                "Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined in accordance with GAAP.

                "Cash Equivalents" means Investments of the type permitted by Sections 9.14(a), (b), (c), (d), (e) and (f) hereof.

                "Change of Control Event" means at any time:

                     (i) any Person is or becomes the Beneficial Owner of securities of the Borrower representing 30% or more of the then outstanding Voting Stock of the Borrower (unless the event causing the 30% threshold to be crossed is an acquisition of securities directly from the Borrower),

                     (ii) during any period of twelve (12) consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Borrower (the "Board") and any new director (other than a director designated by a person who has entered into an agreement with the Borrower to effect a transaction described in clause
(i), (iii) or (iv) of this Change of Control Event definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason (other than death) to constitute a majority of the Board;

                     (iii) the stockholders of the Borrower approve a merger or consolidation of the Borrower with any other corporation (other than a merger or consolidation which would result in the Voting Stock of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), at least 65% of the Voting Stock of the Borrower or such surviving entity outstanding immediately after such merger or consolidation), or

                     (iv) the stockholders of the Borrower approve a plan of complete liquidation or dissolution of the Borrower or an agreement for the sale or disposition by the Borrower of all or substantially all of the Borrower's assets.

         For purposes of the definition of Change of Control Event, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that

Person shall not include (i) the Borrower or any Wholly-Owned Subsidiary, or
(ii) any person who, as of the date of this Agreement, was the Beneficial Owner of securities of the Borrower representing 20% or more of the combined voting power.

         For purposes of the definition of Change of Control Event, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (with the meaning of Rule 13d-3 of the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13 under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commercial Letter Of Credit" means a Letter of Credit that finances a commercial transaction by paying part or all of the purchase price for goods against delivery of a document of title covering such goods and any other required documentation.

                "Committed Revolving Loan" is defined in Section 1.1(a) hereof.

                "Committed Revolving Loan Note" is defined in Section 3.5(a) hereof.

                "Commitments" means the Revolving Credit Commitments.

                "Compliance Certificate" means a certificate in the form of Exhibit D hereto.

                "Confidential Information" means information that is furnished to the Agent or any Bank by or on behalf of the Borrower or any of its Subsidiaries in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Bank from a source other than the Borrower or any such Subsidiary that is not, to the Agent's or Banks' knowledge, acting in violation of a confidentiality agreement with the Borrower or any such Subsidiary.

                "Consolidated Net Worth" means, as of the date of any determination thereof, the sum of (i) the par value (or value stated on the books of the Borrower) of the capital stock of all classes of the Borrower plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Borrower and its Subsidiaries after subtracting therefrom the aggregate of treasury stock and any other contra-equity accounts and cumulative foreign currency translation adjustments.

                "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

                "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

                "Credit Documents" means this Agreement, the Notes, the Applications, the Letters of Credit, each Subsidiary Guarantee Agreement delivered to the Agent pursuant to Section 9.1 or Section 9.25 hereof and each Swap Contract between the Borrower and a Bank or an Affiliate of a Bank.

                "Credit Event" means the advancing of any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

                "Current Debt" means, for any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its term matures on demand or within one year from the date of the creation thereof.

                "Debt" means, for any Person, the sum of such Person's Current Debt and Funded Debt.

                "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

                "Domestic Rate" is defined in Section 1.3(a) hereof.

                "Domestic Rate Loan" means a Committed Revolving Loan bearing interest prior to maturity at a rate specified in Section 1.3(a) hereof.

                "Domestic Subsidiary" means each Subsidiary other than a Foreign Subsidiary.

                "EBIT" means, as to any Person and for any period as to which such amount is being determined, the sum of the amounts (on a consolidated basis) for such period of (a) net income (excluding extraordinary gains and extraordinary losses) and (b) to the extent deducted in determining net income,
(i) interest expense and (ii) provisions for taxes based on income.

                "EBITDA" means, as to any Person and for any period as to which such amount is being computed, the sum of the amounts (on a consolidated basis) for such period of (a) EBIT, (b) depreciation expense and (c) amortization expense.

                "Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

                "ERISA" is defined in Section 7.8 hereof.

                "Euro" means the Euro referred to in Council Regulations (EC) No. 1103197 dated June 17, 1997 passed by the Council of the European Union.

                "Eurocurrency Loan" means a Committed Revolving Loan bearing interest prior to maturity at the rate specified in Section 1.3(b) hereof.

                "Eurocurrency Reserve Percentage" is defined in Section 1.3(b) hereof.

                "Event of Default" means any of the events or circumstances specified in Section 10.1 hereof.

                "Excess Cash" shall mean as of any time the amount (if any) by which (x) cash and Cash Equivalents of the Borrower and its Subsidiaries held in the United States exceeds (y) $3,000,000.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Domestic Rate in
Section 1.3(a) hereof.

                "Fee Letter" means the letter agreement dated September 9, 1999 between Firstar and the Borrower.

                "Firstar" is defined in Section 2.1 hereof.

                "Firstar Quoted Rate" means the rate of interest applicable to Swing Loans established from time to time by Firstar in accordance with Section 2.2.

                "Foreign Subsidiary" shall mean (i) each Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any State thereof and (ii) each Subsidiary of the Borrower of which a majority of the revenues, earnings or total assets (determined on a consolidated basis with that Subsidiary's Subsidiaries) are located or derived from operations outside of the United States of America.

                "Funded Debt" means, for any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

                "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks as described in Section 7.4(a) hereof.

                "Guarantor" means each Subsidiary of the Borrower that is a signatory hereto or that executes and delivers to the Agent a Subsidiary Guarantee Agreement in the form of Exhibit E hereto along with the accompanying closing documents required by Sections 8.1(a) through (d) hereof.

                "Guaranty" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the maximum aggregate amount of the obligation guaranteed or such lesser amount to which the maximum aggregate potential liability of the guarantor shall have been specifically limited.

                "Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation. (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

                "Honor Date" is defined in Section 1.2(c) hereof.

                "Indebtedness" means and includes, for any Person, all obligations (excluding contingency reserves and reserves for deferred income taxes) of such Person, without duplication, which are required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all of the following whether or not so shown as liabilities: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued expenses arising in the ordinary course of business on terms customary in the trade; (iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or arising out of letters of credit issued for such Person's account; (iv) obligations, whether or not assumed, secured by Liens on Property now or hereafter owned or acquired by such Person; (v) Capitalized Lease Obligations of such Person; and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

                "Interest Coverage Ratio" means, as of any time the same is to be determined, the ratio of (a) EBIT of the Borrower and its Subsidiaries for the four fiscal quarters ending on such date to (b) interest expense of the Borrower and its Subsidiaries for the four fiscal quarters ending on such date.

                "Interest Period" is defined in Section 3.1 hereof.

                "Investments" is defined in Section 9.14 hereof.

                "Issuing Bank" means Firstar and any successor to Firstar as Issuing Bank hereunder in accordance with the terms hereof.

                "L/C Documents" means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the

Applications and this Agreement.

                "L/C Limit" means $40,000,000.

                "L/C Obligations" means the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate principal amount of all unpaid Reimbursement Obligations.

                "Lease Payments" means, for any period, the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during such period in respect of operating leases or similar arrangements under which the Borrower or any Subsidiary is liable as lessee.

                "Lending Office" is defined in Section 11.4 hereof.

                "Letter of Credit" is defined in Section 1.2(a) hereof.

                "Leverage Ratio" means, as of any time the same is to be determined, the ratio of Total Debt of the Borrower and its Subsidiaries as of such date to EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters ending on such date, all as determined on a consolidated basis in accordance with GAAP.

                "Level I Status" means, for any Margin Determination Date, that as of the close of the accounting period with reference to which such Margin Determination Date was set, the Net Leverage Ratio is less than 1.0:1.0.

                "Level II Status" means, for any Margin Determination Date, that as of the close of the accounting period with reference to which such Margin Determination Date was set, the Net Leverage Ratio is equal to or greater than
1.0 : 1.0 but less than 1.5:1.0.

                "Level III Status" means, for any Margin Determination Date, that as of the close of the accounting period with reference to which such Margin Determination Date was set, the Net Leverage Ratio is equal to or greater than 1.5:1.0 but less than 2.0:1.0.

                "Level IV Status" means, for any Margin Determination Date, that as of the close of the accounting period with reference to which such Margin Determination Date was set, the Net Leverage Ratio is equal to or greater than 2.0:1.0 but less than 2.50:1.0.

                "Level V Status" means, for any Margin Determination Date, that as of the close of the accounting period with reference to which such Margin Determination Date was set, the Net Leverage Ratio is equal to or greater than 2.50:1.0.

                "LIBOR" is defined in Section 1.3(b) hereof.

                "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind in respect of any Property (including any agreement to give any of the foregoing, the interests of a vendor or lessor under any conditional sale or other title retention arrangement, any lease in the nature thereof[, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction]) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of any obligation.

                "Loan" means and includes Committed Revolving Loans and Swing Loans, and each of them singly, and the term "type" of Loan refers to its status as a Committed Revolving Loan or Swing Loan or, if a Committed Revolving Loan, to its status as a Domestic Rate Loan or a Eurocurrency Loan.

                "Margin Determination Date" is defined in Section 1.3(c) hereof.

                "Mark IV Acquisition" means the purchase by certain direct or indirect Wholly-Owned Subsidiaries of the Borrower of certain assets owned by Mark IV Industries, Inc. and its affiliates related to the design, manufacture, marketing and distribution of specialty filters and filtration products.

                "Mark IV Acquisition Documents" means the Purchase Agreement dated as of September 10, 1999 (the "Purchase Agreement") between Mark IV Industries, Inc., Facet Holding Co., Inc., Purolator Products Air Filtration Company, George W. Dahl Company, Inc., Mantronics Limited and the Borrower (including the schedules and exhibits thereto) and the other documents, agreements and instruments delivered in connection with the Mark IV Acquisition.

                "Net Leverage Ratio" means, as of any time the same is to be determined, the ratio of (x) Total Debt less Excess Cash as of such date to (y) EBITDA for the four fiscal quarters ending on such date, all as determined on a consolidated basis in accordance with GAAP.

                "Non-Material Subsidiary" means each Subsidiary (i) the annual revenues of which (directly and together with its subsidiaries) during the current or any subsequent fiscal year of the Borrower were less than $10,000,000 and (ii) the consolidated total assets of which as of the close of each such fiscal year were less than $5,000,000. Revenues and assets of Foreign Subsidiaries shall be converted into U.S. Dollars at the U.S. Dollar Equivalent as of the date of the most recent financial statements required to be furnished to the Banks pursuant to Section 9.6(a) hereof.

                "Notes" means and includes the Committed Revolving Loan Notes and the Swing Line Note, and each individually, unless the context in which such term is used shall otherwise require.

                "Obligations" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and L/C Obligations, all obligations of the Borrower to make payments to a Bank or an Affiliate of a Bank under a Swap Contract between the Borrower and such Bank or Affiliate of a Bank and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

                "Original Dollar Amount" means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the day it is advanced or continued for an Interest Period.

                "Participating Bank" is defined in Section 1.2(d) hereof.

                "Percentage" means, for each Bank, the percentage of the total Commitments represented by such Bank's Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests in L/C Obligations and/or Swing Loans) of the aggregate principal amount of all outstanding Obligations.

                "Permitted Industrial Revenue Bond Liabilities" means liabilities (including, without limitation, reimbursement obligations on letters of credit) of the Borrower and its Subsidiaries aggregating not more than $40,000,000 at any one time outstanding in respect of industrial revenue bond issues constituting long-term indebtedness which finance additions to or improvements in plant, property or equipment of the Borrower or any Subsidiary secured (if at all) by no Property of the Borrower or any Subsidiary other than the fixed assets so acquired or improved, replacements thereto and intangible Property related specifically thereto.

                "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

                "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                "PBGC" is defined in Section 8.8 hereof.

                "Pounds Sterling" means the lawful currency of the United
Kingdom.

                "Priority Debt" means, as of any time of determination thereof,
(a) Debt of any Subsidiary including Debt of the Borrower (other than the Obligations) with respect to which a Subsidiary has provided a Guaranty, (b) Debt of the Borrower secured by any Lien, (c) preferred stock of any Subsidiary to the extent not held by the Borrower or a Wholly-Owned Subsidiary and (d) the aggregate amount of all future Lease Payments owing by the Borrower and its Subsidiaries under operating leases entered into after November 30, 1994 pursuant to sale/leaseback transactions.

                "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

                "Reimbursement Obligation" is defined in Section 1.2(c) hereof.

                "Required Banks" means, as of the date of determination thereof, Banks holding at least 51% of the Percentages.

                "Revolving Credit" is defined in the introductory paragraph hereof.

                "Revolving Credit Commitment" is defined in Section 1.1(a) hereof.

                "Revolving Credit Termination Date" means September 9, 2002, or such earlier date on which the Revolving Credit Commitments are terminated pursuant to Section 10.02 or Section 10.03.

                "SEC" means the Securities and Exchange Commission.

                "Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

                "Set-Off" is defined in Section 14.7 hereof.

                "Significant Subsidiary" means each domestic Subsidiary (i) the annual gross sales of which (directly and together with its subsidiaries) for the current or any one or more subsequent fiscal years of the Borrower exceeded $40,000,000 or (ii) the consolidated total assets of which as of the close of the current or any subsequent fiscal year the Borrower exceeded $25,000,000.

                "Standby Letter of Credit" means a Letter of Credit that is not a Commercial Letter of Credit.

                "Subsidiary" means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

                "Subsidiary Guarantee Agreement" means a letter to the Agent in the form of Exhibit E hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor.

                "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

                "Swap Termination Value" means, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) the amount determined as the mark-to-market value for such Swap Contract, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Contracts (which may include any Bank).

                "Swing Line Commitment" means the commitment of Firstar to make Swing Loans in the amount set forth opposite its signature hereto under the heading "Swing Line Commitment".

                "Swing Line Note" is defined in Section 3.5(c) hereof.

                "Swing Loans" is defined in Section 2.1 hereof.

                "Total Capitalization" means, as of the date of any determination thereof, the sum of Total Debt and Consolidated Net Worth.

                "Total Debt" means, as of the date of any determination thereof, all Debt of the Borrower and its Subsidiaries determined without duplication on a consolidated basis.

                "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

                "U.S. Dollars" and "$" each mean the lawful currency of the United States of America.

                "U.S. Dollar Equivalent" means the amount of U.S. Dollars which would be realized by converting an Alternative Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

                "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

                "Welfare Plan" means a "welfare plan", as defined in Section 3(l) of ERISA.

                "Wholly-Owned" when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

                "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

                "Year 2000 Program" is defined in section 7.15.

         6.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Milwaukee, Wisconsin time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement. Notwithstanding the foregoing, if any changes in accounting principles from those used in the preparation of the consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 7.4(a) occur by reason of the promulgation of rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the SEC (or successors thereto) and such changes would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Sections 9.15, 9.16, 9.17 or 9.18, or any of the defined terms related thereto contained in Section 6, then (i) the Borrower shall prepare the quarterly and annual financial statements required to be delivered hereunder in accordance with such changes and (ii) upon the request of any party hereto, the Borrower, the Agent and the Banks will enter into negotiations in good faith to amend in accordance with Section 14.13 all such covenants or terms as would be affected by such changes in GAAP in such manner as would maintain the economic terms of such covenants as in effect prior to giving effect to any such changes; provided that until such an amendment becomes effective, all covenants and defined terms shall be performed, observed and determined, and any determination of compliance with such covenants shall be made as though no such changes in accounting principles had been made, and the Borrower shall deliver to the Banks, in addition to the consolidated financial statements otherwise required to be delivered hereunder, a statement of reconciliation conforming such consolidated financial statements to GAAP prior to such changes.

         7. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and each Bank as follows:

                7.1. Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Delaware; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would materially and adversely affect its business, operations, Property or financial or other condition.

                7.2. Subsidiaries. Schedule 7.2 (as updated from time to time pursuant to Section 9.1) hereto identifies each Subsidiary (and whether such Subsidiary is a Significant Subsidiary), the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Borrower and its Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a material adverse effect on the business, operations, Property or financial or other condition of such Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien. Each Significant Subsidiary is a Guarantor.

                7.3. Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit, and to perform all of its obligations under the Credit Documents to which it is a party. Each Guarantor has full right and authority to enter into this Agreement as a signatory hereto or pursuant to a Subsidiary Guarantee Agreement and to perform all of its obligations hereunder. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and each Guarantor and constitutes valid and binding obligations of the Borrower and each Guarantor enforceable in accordance with its terms. No Credit Document, nor the performance or observance by the Borrower or any Guarantor of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any Guarantor or (individually or in the aggregate) any material Contractual Obligation of or affecting the Borrower or any Guarantor or any of their respective Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower or any Guarantor.

                7.4. Financial Statements.

                     (a) The consolidated balance sheet of the Borrower and its Subsidiaries as at November 28, 1998 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at May 29, 1999 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the six (6) months then ended, heretofore furnished to the Banks, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 9.6 hereof. Since May 29, 1999, there has been no material adverse change in the business, operations, Property or financial or other condition, or business prospects, of the Borrower and its Subsidiaries taken as a whole.

                     (b) The Borrower has furnished to the Banks a pro forma balance sheet of the Borrower and its Subsidiaries, reflecting the Mark IV Acquisition, dated August 31, 1999 (the "Pro Forma Balance Sheet") and projected sales and operating profit of the Borrower and its Subsidiaries, reflecting the Mark IV Acquisition, for the periods ending on November 30 of the next five years (the "Projections"). To the knowledge of the Borrower (a) the Pro Forma Balance Sheet fairly presents the financial condition of the Borrower and its Subsidiaries after giving effect to the Mark IV Acquisition and there are no omissions from the Pro Forma Balance Sheet, or other facts and circumstances not reflected in the Pro Forma Balance Sheet, which would be material under GAAP and
(b) the assumptions used in the preparation of the Projections are reasonable and there are no presently existing facts or circumstances not reflected in the Projections which are reasonably expected to cause a material adverse change in the information set forth in the Projections.

                7.5. No Litigation; No Labor Controversies.

                     (a) There is no litigation or governmental proceeding pending, or to the knowledge of the Borrower or any Guarantor threatened, against the Borrower or any Subsidiary which is reasonably expected to be adversely determined and if adversely determined, would (individually or in the aggregate, insofar as the Borrower may reasonably foresee) reasonably be expected to materially adversely affect the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

                     (b) There are no labor controversies pending or, to the knowledge of the Borrower or any Guarantor, threatened against the Borrower or any Subsidiary which would (individually or in the aggregate, insofar as the Borrower may reasonably foresee) reasonably be expected to, or which actually do, materially adversely affect the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

                7.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower and its Subsidiaries on a consolidated basis taken as a whole. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

                7.7. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary for the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party, except for such thereof as have been obtained and are in full force and effect.

                7.8. ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group have fulfilled their obligations under the minimum funding standards of and are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to each of them and have not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

                7.9. Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                7.10. Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the

Federal Reserve System). The Borrower will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

                7.11. Licenses and Authorizations: Compliance with Environmental and Health Laws. The Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated, except where the failure to maintain such licenses, permits and authorizations would (individually or in the aggregate, insofar as the Borrower may reasonably foresee) not reasonably be expected to have, and does not actually have, a material adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole. The Borrower and its Subsidiaries are in compliance with all Environmental and Health Laws, except where the failure to comply would not be reasonably expected to have, and actually does not have, a material adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has the Borrower or any Subsidiary received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding which would reasonably be expected to have a material adverse effect on the Property, business or operations of the Borrower and its Subsidiaries taken as a whole claiming that: (i) the Borrower or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

                7.12. Ownership of Property; Liens. The Borrower and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Banks (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 9.9 hereof.

                7.13. No Burdensome Restrictions: Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) materially adversely affects the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default materially adversely affects the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

                7.14. Full Disclosure. All information heretofore furnished by the Borrower or any Guarantor to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower or any Guarantor to the Agent or any Bank will be, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified (it being understood that with respect to projections, such projections are good faith estimates based on assumptions believed to be reasonable by the Borrower at the time of delivery of such projections to the Agent and the Banks and that no assurances can be given that the results set forth in the projections will actually be obtained).

                7.15. Year 2000. The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and the Year 2000 Program, the Borrower does not reasonably anticipate that Year 2000 Issues will have a material adverse effect on the business operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

         8. Conditions Precedent. The obligation of each Bank to advance any Loan or of the Issuing Bank to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

                8.1. Initial Credit Event. Before or concurrently with the initial Credit Event:

                     (a) The Agent shall have received for each Bank the favorable written opinion of Sidley & Austin, counsel to the Borrower and Guarantors, in substantially the form attached hereto as Exhibit F,

                     (b)  The Agent shall have received for each Bank copies of
(i) the most recent restatement in full of the certificate of incorporation, together with all subsequent amendments, and a certificate of good standing, for the Borrower, both certified as of a date not earlier than twenty days prior to the date hereof by the appropriate governmental officer of the Borrower's jurisdiction of incorporation and (ii) the Borrower's bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

                     (c) The Agent shall receive for each Bank copies of each Guarantor's Certificate of Incorporation and bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

                     (d) The Agent shall have received for each Bank copies of resolutions of the Borrower's and each Guarantor's Board of Directors authorizing the execution and delivery of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower's or such Guarantor's behalf, all certified in each instance by its Secretary or Assistant Secretary;

                     (e) The Agent shall have received (i) for each Bank such Bank's duly executed Committed Revolving Loan Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 3.5 hereof and (ii) for Firstar the duly executed Swing Line Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section
3.5 hereof;

                     (f) The Agent shall have received (i) an Application relating to the issuance by the Issuing Bank of a Standby Letter of Credit in favor of Harris Trust and Savings Bank ("Harris") and (ii) evidence of the termination of the Multicurrency Credit Agreement dated December 6, 1995 among the Borrower, certain other parties and Harris;

                     (g) The Agent shall have received for each Bank a list of the Borrower's Authorized Representatives;

                     (h) The Agent shall have received for each Bank (i) a copy of recent drafts of the principal Mark IV Acquisition Documents and (ii) a certificate by the Chief Financial Officer of the Borrower stating that all of the conditions set forth in Sections 3.02 and 3.04 and Article 10 of the Purchase

Agreement have been satisfied or waived by the Borrower and identifying the material closing conditions, if any, which the Borrower waived, and the Agent shall have received satisfactory evidence that the Mark IV Acquisition will close on the date of the initial Credit Event on terms not materially different than those set forth in the draft documents referred to in clause (i) above;

                     (i) The Agent and the Banks shall have received information satisfactory to the Agent and the Required Banks regarding the Borrower's Year 2000 Program;

                     (j) The Agent shall have received the fees referred to in Sections 4.3 and 4.4.

                     (k) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks; and

                     (l) The Agent shall have received a certificate by the chief financial officer or corporate controller of the Borrower, stating that on the date of such initial Credit Event no Default or Event of Default has occurred and is continuing.

         8.2. All Credit Events. As of the time of each Credit Event hereunder:

                (a) In the case of a Borrowing of a Committed Revolving Loan, the Agent shall have received the notice required by Section 1.5(a) hereof (including any deemed notice under Section 1.2(c)); in the case of a Swing Loan, the Agent shall have received the Swing Line Note dated the date of the initial Swing Loan and otherwise in compliance with the provisions of Section 3.5 hereof and the notice required by Section 2.3 hereof; in the case of the issuance of any Letter of Credit, the Agent shall have received a duly completed Application for a Letter of Credit; and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent;

                (b) Each of the representations and warranties set forth in
Section 7 hereof (except in the case of all Credit Events after the initial Credit Event, for the last sentence of Section 7.4(a)) shall be and remain true and correct as of said time, taking into account any amendments to such Section (including without limitation any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and on and after the Borrowing Date on which the Borrower receives Loans to pay the purchase price for the Mark IV Acquisition, the representations and warranties set forth in Section 7 hereof shall apply to the Property and Subsidiaries acquired pursuant to the Mark IV Acquisition;

                     (c) After giving effect to such Credit Event, the sum of the aggregate Original Dollar Amount of Loans and L/C Obligations outstanding hereunder shall not exceed the Revolving Credit Commitments in effect at such time;

                     (d) The Borrower and each Guarantor shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

                     (e) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).

                Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b), (d) and (e) of this Section 8.2.

         9. Covenants. The Borrower covenants and agrees that, so long as any Note or any L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

                9.1. Corporate Existence; Subsidiaries. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence; provided, however, that nothing in this Section shall prevent mergers and consolidations permitted by Section 9.12 hereof or the discontinuation of the corporate existence of any Non-Material Subsidiary if discontinuance of such Non-Material Subsidiary is desirable in the conduct of the Borrower's business; provided the aggregate total revenues of all Non-Material Subsidiaries whose corporate existence is discontinued during any fiscal year may not exceed $25,000,000. As a condition to establishing or acquiring any Significant Subsidiary and within 15 days after a Subsidiary otherwise becomes a Significant Subsidiary, unless the Required Banks otherwise agree, the Borrower shall (i) cause such Significant Subsidiary to execute a Subsidiary Guarantee

Agreement, (ii) cause such Subsidiary to deliver documentation similar to that described in Section 8.1(a) through (d) relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations as a Guarantor hereunder and under the Subsidiary Guarantee Agreement in form and substance satisfactory to the Required Banks and (iii) if necessary, deliver an updated Schedule 7.2 to reflect the new Subsidiary.

                9.2. Maintenance. The Borrower will maintain, preserve and keep its plants, Properties and equipment deemed by it necessary to the proper conduct of its business in good repair, working order and condition and will from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 9.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiary.

                9.3. Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

                9.4. ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 9.4.

                9.5. Insurance. The Borrower will insure and keep insured, and will cause each of its Subsidiaries to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character and to the extent usually insured (subject to self-insured retentions and deductibles) in accordance with reasonable business practices as determined in good faith by management of the Borrower. To the extent usually insured (subject to self-insured retentions and deductibles) in accordance with reasonable business practices as determined in good faith by management of the Borrower, the Borrower will also insure, and cause each of its Subsidiaries to insure such other hazards and risks (including employers' and public and product liability risks) with good and responsible insurance companies. The Borrower will upon request of the Agent furnish to the Agent (which shall promptly furnish the same to each Bank) a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 9.5.

                9.6. Financial Reports and Other Information.

                     (a) The Borrower will maintain, and will cause each Subsidiary to maintain, a system of accounting in accordance with GAAP and will furnish to the Agent and each Bank (and their respective duly authorized representatives) such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Agent or any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to the Agent (which shall promptly furnish the same to each Bank):

                         (i)   within 60 days after the end of each of the first
three quarterly fiscal periods of the Borrower, a copy of the Borrower's Form 10-Q Report filed with the SEC;

                         (ii)  within 90 days after the end of each fiscal year
of the Borrower, a copy of the Borrower's Form 10-K Report filed with the SEC, including a copy of the annual audit report of the Borrower and its Subsidiaries for such year with accompanying financial statements, prepared by the Borrower and certified by PricewaterhouseCoopers LLP or any other independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Banks, in accordance with GAAP;

                         (iii) within 60 days after the end of each of the first
three quarterly fiscal periods of the Borrower and within 90 days after the end of each of the fourth quarterly fiscal periods of the Borrower, copies of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income of the Borrower and its Subsidiaries for such period;

                         (iv) as soon as available, and in any event within 90
days after the commencement of each fiscal year of the Borrower, a copy of the Borrower's consolidated operating budget for such fiscal year, such budget to show the projected consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries on a quarterly basis, such budget to be prepared by the Borrower in reasonable detail and in form reasonably satisfactory to the Required Banks;

                         (v) within 60 days after the end of each fiscal quarter
of the Borrower, copies of all proxy statements, other financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges, in each case, during such fiscal quarter; and

                         (vi) upon the request from time to time of the Agent,
the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Borrower or any of its Subsidiaries is a party.

                (b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 9.6 shall be accompanied by (A) a written certificate signed by the Borrower's chief financial officer or corporate controller to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same and (B) a Compliance Certificate heretoshowing the calculation of the Net Leverage Ratio and Borrower's compliance with the covenants set forth in Sections 9.15, 9.16, 9.17, 9.18, 9.20 and 9.26 hereof.

                (c) The Borrower will promptly (and in any event within three
(3) Business Days after the chief executive officer, chief operating officer, president, treasurer or chief financial officer of the Borrower has knowledge thereof) give notice to the Agent and each Bank:

                    (i) of the occurrence of any Change of Control Event, Default or Event of Default;

                     (ii) of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for a default or event of default which is not reasonably expected to have a material adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole;

                     (iii) of a material adverse change in the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole (including, without limitation, materially adverse developments with respect to Year 2000 Issues); and

                     (iv) of any litigation or governmental proceeding of the type described in Section 7.5 hereof which could reasonably be expected to cause a material adverse effect upon the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

                9.7. Bank Inspection Rights. Upon reasonable notice from any Bank, the Borrower will permit such Bank (and such officers, agents, accountants or other representatives of such Bank as any Bank may designate) during normal business hours to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and, independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such officers, agents, accountants or other representatives of such Bank as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Borrower shall not be liable under Section 14.15 hereof for the cost of any action taken solely under the authority of this Section unless such action has been taken upon the occurrence and during the continuation of any Default or Event of Default.

                9.8. Conduct of Business. Neither the Borrower nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.

                9.9. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary; provided, however, that this Section 9.9 shall not apply to nor operate to prevent:

                     (a) Liens arising by operation of law in connection with worker's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

                     (b) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

                     (c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

                     (d) Liens arising out of judgments or awards against the Borrower or any Subsidiary, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $5,000,000 at any one time outstanding;

                     (e) Liens upon any Property acquired by the Borrower or any Subsidiary to secure any Indebtedness of the Borrower or any Subsidiary incurred at the time of or within 90 days after the acquisition of such Property to finance the purchase price of such Property, provided that any such Lien shall apply only to the Property that was so acquired and the aggregate principal amount of Indebtedness secured by such Liens shall not exceed $25,000,000 at any time outstanding;

                     (f) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary;

                     (g) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to the Borrower or to another Subsidiary so long as the obligation so secured is not related to any obligation (other than obligations hereunder) of the Borrower or such other Subsidiary to any Person;

                     (h) Liens described on Schedule 9.9 hereto;

                     (i) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (h), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced;

                     (j) Liens securing Permitted Industrial Revenue Bond Liabilities, provided, however, that any such Lien shall apply only to the real property and the machinery and equipment comprising the manufacturing facility financed, in whole or in part, with the proceeds of the applicable industrial revenue bond issue;

                     (k) Liens securing Indebtedness consisting of Capitalized Lease Obligations provided that such Indebtedness, when combined with Indebtedness secured by Liens permitted by Section 9.9(m) hereof, does not exceed $25,000,000 at any time outstanding;

                     (l) Lines on the assets of Persons which become Subsidiaries after the date of this Agreement, provided that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof;

                     (m) Liens not otherwise permitted under this Section 9.9 on Property (other than (i) shares of stock in any Subsidiary and (ii) receivables, inventory and similar working capital assets) securing Indebtedness that, when combined with Capitalized Lease Obligations permitted under Section 9.9(k) hereof, is in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

                9.10. Use of Proceeds; Regulation U. The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by the Borrower for general working capital needs and other general corporate purposes including acquisitions of businesses and other Investments permitted by Section
9.14. The Borrower will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 7.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

                9.11. Sales and Leasebacks. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor, except to the extent the aggregate principal amount of Capitalized Lease Obligations under such leases plus the outstanding principal amount of Indebtedness secured by Liens permitted by Sections 9.9(k) and 9.9(m) hereof (and not separately permitted by other provisions of Section 9.9) does not exceed $25,000,000 at any time outstanding.

                9.12. Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease or otherwise dispose of all or a "substantial part" of the assets of the Borrower and its Subsidiaries taken as a whole; provided, however, that:

                      (a) any Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Subsidiary of which the Borrower holds at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

                      (b) the Borrower or any Subsidiary may consolidate or merge with any other Person if such Subsidiary, or in the case of such a transaction involving the Borrower, the Borrower, is the surviving or continuing corporation and at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

                      (c) the Borrower or any Subsidiary may exchange the capital stock of or other ownership interests in any Subsidiary, or the assets of any operating business, owned by it for the capital stock or other ownership interests in any Person, or the assets of any other operating business, if the Borrower or its Subsidiary receives fair value in such exchange, and at the time of such exchange after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

As used in this Section 9.12, a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a "substantial part" of the consolidated assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (including without limitation stock in Subsidiaries) sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) and the aggregate consideration received by Subsidiaries from their issuance or sale of their stock during such fiscal year (other than to the Borrower or to another Subsidiary) exceeds 10% of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

                9.13. Use of Property and Facilities; Environmental and Health and Safety Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or such Subsidiary. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any Subsidiary. The Borrower will promptly provide the Banks with copies of any notice or other instrument of the type described in the third sentence of Section 7.11 hereof, and in no event later than five (5) Business Days after an officer of the Borrower receives or gives such notice or instrument.

                9.14. Investments, Acquisitions, Loans, Advances and Guaranties. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another (cumulatively, all of the foregoing, being "Investments"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

                      (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; provided that any such obligation matures within one year from the date it is acquired by the Borrower or Subsidiary;

                      (b) investments in commercial paper rated P-1 by Moody's Investors Services, Inc. or A-1 by Standard & Poor's Ratings Services maturing within one year of its date of issuance;

                      (c) investments in certificates of deposit issued by any Bank or any United States commercial bank having capital and surplus of not less than $200,000,000 maturing within one year from the date of issuance thereof or in banker's acceptances endorsed by any Bank or other such commercial bank and maturing within six months of the date of acceptance;

                      (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System:

                      (e) investments in tax-exempt bonds rated Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Services (or having comparable short-term ratings) maturing (or subject to tender at the option of the holder) within 31 days;

                      (f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a),
(b), (c), (d) and (e) above;

                      (g) ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

                      (h) endorsements of negotiable instruments for collection in the ordinary course of business;

                      (i) loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;

                      (j) the Subsidiary Guarantee Agreements;

                      (k) acquisitions of all or any substantial part of the assets or business of any other Person or division thereof engaged in a line of business reasonably related or complimentary to that of the Borrower and its Subsidiaries, or of a majority of the Voting Stock of such a Person, or of equity interests in any partnership, joint venture or corporation which does not become a Subsidiary as a result of such acquisition but is engaged (or promptly after such acquisition will be engaged) in a line of business reasonably related or complimentary to that of the Borrower and its Subsidiaries, provided that (i) no Default or Event of Default exists or would exist after giving effect to such acquisition and (ii) the Board of Directors or other governing body of such Person whose Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such acquisition;

                      (l) investments by the Borrower in Subsidiaries not otherwise permitted by this Section 9.14, provided that (i) such Investments (other than Investments in Wholly-Owned Subsidiaries), when taken together with investments in partnerships, joint ventures and corporations permitted by subsection (m) below, aggregate at any one time outstanding not more than the greater of (x) 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recently completed fiscal year or (y) $30,000,000, (ii) the amount of indebtedness or other obligations of Subsidiaries guaranteed or otherwise similarly supported by the Borrower by virtue of such Investments at no time exceeds (in the aggregate at any one time outstanding) the lesser of (x) 15% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recently completed fiscal year or (y) $50,000,000 and (iii) Investments in Subsidiaries that only become Subsidiaries through such Investment must comply with the provisions of subsection (k) above;

                      (m) investments in partnerships, joint ventures and corporations (other than Subsidiaries) not otherwise permitted by this Section 9.14, provided that (i) such Investments, when taken together with Investments in Subsidiaries other than Wholly-Owned Subsidiaries permitted by sub-section
(l) above, aggregate at any one time outstanding not more than the greater of
(x) 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recently completed fiscal year or (y) $30,000,000 and (ii) acquisitions of interests in such partnerships, joint ventures and corporations after the date hereof must comply with the provisions of subsection (k) above;

                      (n) liabilities in respect of letters of credit securing Permitted Industrial Revenue Bond Liabilities and Letters of Credit hereunder; and

                      (o) investments not otherwise permitted under this Section
9.14 in an aggregate amount not exceeding $10,000,000 at any time.

                In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 9.14, investments and acquisitions shall always be valued at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be valued at the principal amount thereof then remaining unpaid, and guarantees shall be valued at the amount of obligations guaranteed thereby.

                9.15. Consolidated Net Worth. The Borrower will at all times maintain a Consolidated Net Worth of not less than $160,000,000.

                9.16. Leverage Ratio. The Borrower will at all times maintain its Leverage Ratio at not more than 3.25 to 1.00.

                9.17.Debt to Capitalization Ratio. The Borrower will at all times maintain a ratio of Total Debt of the Borrower and its Subsidiaries to Total Capitalization of the Borrower and its Subsidiaries of not more than .50 to 1.00.

                9.18.Interest Coverage Ratio. The Borrower will at all times maintain its Interest Coverage Ratio at not less than 3.0:1.00.

                9.19. Dividends and Other Shareholder Distributions. The Borrower shall only declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on its outstanding capital stock, if no Default or Event of Default exists prior to or would result after giving effect to such action.

                9.20. Subsidiary Debt. No Subsidiary shall have outstanding at any time any Debt other than:

                      (a) Debt of Wholly-Owned Subsidiaries to the Borrower; and

                      (b) Debt of Subsidiaries not otherwise permitted by this Section aggregating not more than the lesser of (i) $40,000,000 and (ii) ten percent (10%) of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the Borrower's most recently completed fiscal year.

                9.21. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any contract, agreement, transaction or arrangement with any of its Affiliates (other than the Borrower or any of its Subsidiaries), on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements, transactions or arrangements between Persons not affiliated with each other.

                9.22. Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 9, the Borrower will, and will cause each Subsidiary to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

                9.23. Change in Fiscal Year. The Borrower will not change its fiscal year from its present basis without the prior written consent of the Banks.

                9.24. Year 2000. The Borrower will take, and will cause each of its Subsidiaries to take, all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a material adverse effect on the business, operations, Property or financial or other conditions of the Borrower and its Subsidiaries taken as a whole, including without limitation making reasonable inquiries of its material suppliers, vendors and customers. At the request of the Agent, the Borrower will provide a description of the Year 2000 Program, together with any update or progress reports with respect thereto.

                9.25. Mark IV Acquisition. The Borrower will within 10 days after the closing of the Mark IV Acquisition (a) furnish to the Agent a copy for each Bank of the executed principal Mark IV Acquisition Documents, certified to be true and correct by the Secretary or an Assistant Secretary of the Borrower, and (b) cause each Significant Subsidiary created or acquired in connection with the Mark IV Acquisition to execute and deliver a Subsidiary Guaranty Agreement and furnish such Subsidiary Guaranty Agreements, and the related documentation fulfilling the requirement of Sections 8.1(a) through (d), to the Agent, and will promptly thereafter furnish to the Agent a copy for each Bank of the other Mark IV Acquisition Documents.

                9.26. Post-Closing Legal Opinions. The Borrower will, within 30 days after the initial Credit Event furnish to the Agent a copy for each Bank of
(a) the opinion of Ohio counsel to United Air Specialists, Inc. as to the matters addressed in paragraphs 1 and 3 of the form of opinion of counsel attached hereto as Exhibit F, (b) the opinion of Kentucky counsel to Airguard Industries, Inc. as to such matters and (c) the opinion of Sidley & Austin, supplementing the opinion delivered pursuant to Section 8.1(a) and which, assuming the accuracy of the opinions described in clauses (a) and (b) above, opines with respect to United Air Specialists, Inc. and Airguard Industries, Inc. on the matters addressed for the other Guarantors in their initial opinion.

                9.26. Priority Debt. Notwithstanding any provision in this Agreement to the contrary, the Borrower shall not permit Priority Debt to exceed 15% of Consolidated Net Worth at any time.

         10.    Events of Default and Remedies.

                10.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

                      (a) (i) default in the payment when due of any principal on any Note or any Loan evidenced thereby or any Reimbursement Obligation (whether at the stated maturity thereof or at any time provided in any Credit Document); or (ii) default for five (5) days in the payment when due of interest on any Note or any Loan evidenced thereby or any other Obligation;




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


                      (b) default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in Sections 9.9, 9.12, 9.14, 9.15, 9.16, 9.17, 9.18, 9.19, 9.20 or 9.26 hereof;

                      (c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty
(30) days after notice thereof to the Borrower by the Agent or any Bank;

                      (d) (i) failure to pay when due Debt in an aggregate principal amount of $2,000,000 or more of the Borrower or any Subsidiary or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Debt of the Borrower or any Subsidiary in an aggregate principal amount of $2,000,000 or more may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Debt or a trustee therefor to cause the acceleration of the maturity of any such Debt or any mandatory unscheduled prepayment, purchase or funding thereof or (iii) there shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from [a] any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as so defined) or [b] any Termination Event (as so defined) as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is $2,000,000 or more;

                      (e) any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

                      (f) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property,
(v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution,




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


winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by the Borrower's board of directors of a resolution) in furtherance of any matter described in parts
(i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(g) hereof;

                      (g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 10.1(f)(i) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

                      (h) the Borrower or any Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon; or

                      (i) The Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

                10.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 10.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower:
(a) if so directed by the Required Banks, terminate the remaining Commitments and Swing Line Commitment and all other obligations of the Banks hereunder on the date




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


stated in such notice (which may be the date thereof); (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Banks, demand that the Borrower immediately pay to the Agent subject to Section 10.4, the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrower pursuant to Section 10.1(c) or this Section 10.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

                10.3. Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 10.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Agent, subject to Section 10.4, the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Banks, and the Agent on their behalf, shall have the right to require the Borrower to specifically perform such under-taking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

                10.4. Collateral for Undrawn Letters of Credit.

                      (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under
Section 10.2 or 10.3 above, the Borrower shall forthwith pay the amount required to be so paid or prepaid, to be held by the Agent as provided in subsection (b) below.

                      (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Account") as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Issuing Bank, and to the payment of the unpaid balance of any Loans and all other Obligations, any such applications to be made in such order. The Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Issuing Bank and the Banks. If and when requested by the Borrower, the Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from the Borrower to the Agent, the Issuing Bank or Banks; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall repay to the Borrower any remaining amounts held in the Account.

                10.5. Notice of Default. The Agent shall give notice to the Borrower under Section 10.1(c) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                10.6. Expenses. The Borrower agrees to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all reasonable expenses incurred or paid by the Agent and such Bank or any such holder, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

         11.    Change in Circumstances.

                11.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurocurrency Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurocurrency Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency




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


Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, that (i) the Borrower may delay such prepayment until the last day of the then-current Interest Period for such affected Eurodollar Loans if permitted by law and (ii) subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Bank, by means of Domestic Rate Loans from such Bank, which Domestic Rate Loans shall not be made ratably by the Banks but only from such affected Bank. The Borrower shall not be required to pay any amount under Section 3.6 in connection with any prepayment required by this Section 11.1.

                11.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

                      (a) the Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

                      (b) any Bank shall advise the Agent that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Bank of funding its Eurocurrency Loan for such Interest Period for a reason other than an increase in funding costs resulting from a decrease in the creditworthiness of such Bank, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurocurrency Loans in the currency so affected shall be suspended.

                11.3. Increased Cost and Reduced Return.

                      (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

                          (i) shall subject any Bank (or its Lending Office) to
any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurocurrency Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or acquire participations therein (except for changes in any tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank's principal executive office or Lending Office is located); or

                          (ii) shall impose, modify or deem applicable any
reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within ten (10) days after demand by such Bank (with a copy to the Agent) at any time within 120 days after the date on which such Bank knows or has reason to know of its right to additional compensation under this Section 11.3(a), the Borrower shall promptly pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that if any such Bank fails to make demand within such 120-day period, such Bank shall only be entitled to additional compensation for any such costs incurred from and after the date that is 120 days prior to the date such Bank makes such demand; and provided further that before making any




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such demand, each Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

                (b) If, after the date hereof, any Bank or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten (10) days after demand by such Bank (with a copy to the Agent) at any time within 120 days after the date on which such Bank knows or has reason to know of its right to additional compensation under this Section 11.3(b), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, however, that if any such Bank fails to make demand within such 120-day period, such Bank shall only be entitled to additional compensation for any such costs incurred from and after the date that is 120 days prior to the date such Bank makes such demand.

                (c) No Bank may request additional amounts under this Section
11.3 unless it is generally making similar requests of other borrowers similarly situated. A certificate of any Bank claiming compensation under this Section
11.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                11.4. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

                11.5. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurocurrency Loan that is a Committed Revolving Loan through the purchase of deposits of U.S. Dollars or the applicable Alternative Currency in the Eurocurrency interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

         12.    The Agent and the Co-Agents.

                12.1. Appointment and Authorization of Agent. Each Bank hereby appoints Firstar Bank Milwaukee, National Association as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Banks expressly agree that the Agent is not acting as a fiduciary of the Banks in respect to the Credit Documents, the Borrowers or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on the Agent or any of the Banks except as expressly set forth herein.

                  12.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents. The term "Bank" as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank.

                  12.3. Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 9.6(c)(i) hereof, the Agent shall promptly give each of the Banks written notice thereof. The




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obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 10.2 and 10.5. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

                12.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

                12.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event, (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 8 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and, the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any Guarantor or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice,




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consent, certificate, other document or statement (whether written or oral)
believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and the Guarantors, and the Agent shall have no liability to any Bank with respect thereto.

                12.6. Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this
Section 12.6 shall survive termination of this Agreement.

                12.7. Resignation of Agent and Successor Agent. The Agent may, and shall at the request of the Required Banks, resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and all protective provisions of the other Credit

Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                12.8. Co-Agents. Neither of the Persons identified on the facing page or signature pages of this Agreement as a co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

         13.    The Guarantees.

                13.1. The Guarantees. To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, the Banks, and each other holder of an Obligation, the due and punctual payment of all present and future indebtedness of the Borrower evidenced by or arising out of the Credit Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Credit Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower.

                13.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                      (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Credit Document or by operation of law or otherwise;



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


                      (b) any modification or amendment of or supplement to this Agreement or any other Credit Document;

                      (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Credit Document;

                      (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Bank or any other Person, whether or not arising in connection herewith;

                      (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor or any other Person or Property;

                      (f) any application of any sums by whomsoever paid or howsoever realized to any obligation (other than the Obligations) of the Borrower, regardless of what obligations of the Borrower remain unpaid;

                      (g) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Note or any other amount payable by it under the Credit Documents; or

                      (h) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 13.

                13.3. Discharge Only Upon Payment in Full: Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 13 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement and all other Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or of a Guarantor, or otherwise, each Guarantor's obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

         13.4   Waivers.

                (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Bank or any other Person against the Borrower, another Guarantor or any other Person.

                (b) Subrogation and Contribution. Each Guarantor hereby irrevocably agrees that, until the Obligations have been paid in full, the Commitments have been terminated and all Letters of Credit have terminated or expired, it shall not exercise any claim or other right it may now or hereafter acquire against the Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 13 or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Agent, any Bank or any other holder of an Obligation against the Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including without limitation, the right to take or receive from the Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.

         13.5 Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 13 shall not exceed $1.00 less than the amount which would render such Guarantor's obligations under this Section 13 void or voidable under applicable law, including without limitation fraudulent conveyance law.

         13.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Credit Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Banks.

         14.    Miscellaneous.

                14.1. Withholding Taxes.

                      (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 14.1(b) hereof, each payment by the Borrower and each Guarantor under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or relevant Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand in the currency in which such payment was made. If the Borrower or any Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower or any Guarantor and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower or such Guarantor as applicable, such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

                      (b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form 4224 (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans. Notwithstanding any provision of this Agreement to the contrary, the Borrower shall not be required to make any payment under Section 14.1(a) to any Bank that fails to comply with this Section 14.1(b) unless such failure is due to one of the reasons specified in Section 14.1(c).

                      (c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, in each case after the date hereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 14.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact (and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable).

                      (d) If any Bank requests any payment under this Section 13, such Bank shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if such designation would result in such Bank not requesting such payments.

                14.2. No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

                14.3. Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

                14.4. Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

                14.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

                14.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 3.6, Section 11.3 and Section 14.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

                14.7. Sharing of Set-Off. Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off'), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash, at face value but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks;

provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 14.7, amounts owed to or recovered by, the Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by the Agent as a Bank hereunder.

                14.8. Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks and the Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrower and the Guarantors to:

                CLARCOR Inc.
                2323 Sixth Street
                P.O. Box 7007
                Rockford, Illinois 61125
                Attention:  Chief Financial Officer
                Telecopy:  (815) 962-8371
                Telephone:  (815) 961-5717

                Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 14.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three Business Days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 14.8 or on the signature pages hereof; provided that any notice given pursuant to Section 1 or 2 hereof shall be effective only upon receipt.

                14.9. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

                14.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

                14.11. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments (and, if relevant, Swing Line Commitment) held by such Bank at any time and from time to time to one or more other Persons which constitute financial institutions, insurance companies or other commercial lenders; provided that no such participation shall relieve any Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 14.11, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower and Guarantors under this Agreement and the other Credit Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Documents, except that such agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Credit Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 3.6 and
Section 11.3 hereof; provided no participant shall be entitled to receive more under such Sections than the Bank granting such participation would have received had the participation not been granted. The Borrower and each Guarantor authorizes each Bank to disclose to any participant or prospective participant under this Section 14.11 or to any assignee or prospective assignee under
Section 14.12 hereof any financial or other information pertaining to the Borrower or any Guarantor if such Bank has obtained the written agreement of such participant, prospective participant, assignee or prospective assignee to be bound by the provisions of Section 14.18 hereof.

                14.12. Assignment Agreements. Each Bank may, from time to time upon at least five (5) Business Days' notice to the Agent, assign to financial institutions, insurance companies or other commercial lenders or a Federal Reserve

Bank part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by the Notes then owned by such assigning Bank, together with an equivalent proportion of its obligation to make loans and advances and participate in Letters of Credit hereunder) pursuant to an Assignment Agreement executed by the parties thereto, which shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee lender and the portion of the Revolving Credit Commitment (and, if relevant, Swing Line Commitment) of the assigning Bank to be assumed by it; provided, however, that (i) except with respect to the Swing Loans (which must be assigned in whole), each such assignment shall be of a constant, and not a varying, percentage of the assigning Bank's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Bank's Revolving Credit Commitment, Loans, Notes and interests in Letters of Credit; (ii) unless the Agent and the Borrower otherwise consent, the aggregate amount of the Revolving Credit Commitment, Loans, Notes and interests in the Letters of Credit of the assigning Bank being assigned to such assignee lender pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000; (iii) the Agent and (except for an assignment made during the continuance of any Event of Default) the Borrower must each consent, which consent shall not be unreasonably withheld, to each such assignment to a party which was not an original signatory of this Agreement or an Affiliate of such a signatory, and (iv) the assignee lender must pay to the Agent a processing and recordation fee of $3,500 and any out-of-pocket attorney's fees incurred by the Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Bank thereunder, the assignee lender thereunder, the Borrower and the Agent and payment to such assigning Bank by such assignee lender of the purchase price for the portion of the indebtedness of the Borrower being acquired by it,
(i) such assignee lender shall thereupon become a "Bank" for all purposes of this Agreement with Revolving Credit Commitment (and, if relevant, shall be deemed to be Firstar for purposes of the Swing Loans) in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) such assigning Bank shall have no further liability for funding the portion of its Revolving Credit Commitment (and, if relevant, Swing Line Commitment) assumed by such other Bank and (iii) the address for notices to such assignee Bank shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Borrower shall execute and deliver new Notes to the assignee Bank in the amount of its Revolving Credit Commitment (and, if relevant, Swing Line Commitment) and new Notes to the assigning Bank in the amounts of its Revolving Credit Commitment after giving effect to the reduction occasioned by such assignment, such Notes to constitute "Notes" for all purposes of this Agreement.

                14.13. Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, (c) if the rights or duties of the Agent are affected thereby, the Agent; and (d) if the rights and duties of the Issuing Bank are affected thereby, the Issuing Bank; provided that:

                       (i)  no amendment or waiver pursuant to this Section
14.13 shall (A) increase any Revolving Credit Commitment or Swing Line Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder without the consent of each Bank; and

                       (ii) no amendment or waiver pursuant to this Section
14.13 shall, unless signed by each Bank, change any provision of Section 8.1, this Section 14.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

                14.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

                14.15. Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, associated due diligence review, administration and syndication of the Credit Documents, including without limitation, the reasonable fees and disbursements of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to the Agent, in connection with the preparation and execution of the Credit Documents, and any amendment waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be liable, without its consent, for more than $35,000 of the legal fees (exclusive of disbursements and separately charged items) of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to the Agent, in connection with the preparation, negotiation and execution of this Agreement and the other Credit Documents delivered prior to the initial Credit Event. The Borrower further agrees to indemnify each Bank, the Agent, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification; provided, however, that notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any such Person for any loss, claim, damage, penalty, judgment, liability or expense arising solely from (i) a dispute between two or more Banks or (ii) a claim by any Bank against the Borrower, or by the Borrower against any Bank, that is found in a final, nonappealable judgment by a court of competent jurisdiction in favor of the Borrower (it being understood that this clause (ii) shall affect or limit any amount the Borrower may owe to any Bank as a result of any such claim under the first sentence of this Section 14.15). The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a final, nonappealable judgment of a court of competant jurisdiction.

                14.16. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, to the Guarantors or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower or any Guarantor, whether or not matured, against and on account of the obligations and liabilities of the Borrower or any Guarantor to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 10 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

                14.17. Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of the Borrower and each Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Borrower or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Person under Section 14.7 hereof, such Person agrees to remit such excess to the Borrower.

                14.18. Confidentiality. Neither the Agent nor any Bank shall disclose any Confidential Information to any Person without the prior written consent of the Borrower other than (a) to the Agent's or such Bank's Affiliates and their officers, directors, employees, agent and advisors, (b) to actual or prospective assignees and participants and then only on a confidential basis,
(c) as required by any law, rule or regulation or judicial or legal process, provided that solely with respect to this clause (c) the Agent or such Bank shall notify the Borrower of the requirement or request that it disclose any such Confidential Information prior to doing so unless such notification is prohibited by any applicable law or judicial or legal process, (d) to the Agent and/or other Banks and (e) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                14.19. Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

                14.20. Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Wisconsin.

                14.21. Submission to Jurisdiction: Waiver of Jury Trial. The Borrower, each Guarantor, the Agent and each Bank hereby submits to the nonexclusive jurisdiction of the United States District Court for the Eastern

District of Wisconsin and of any Wisconsin State court sitting in the City of Milwaukee for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower, each Guarantor, the Agent and each Bank irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

         Dated as of September 9, 1999.


                                       CLARCOR INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

         Accepted and Agreed to by each of the undersigned as a Guarantor.

                                       CLARCOR CONSUMER PRODUCTS, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       J.L. CLARK, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       CLARCOR FILTRATION PRODUCTS, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       AIRGUARD INDUSTRIES, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       BALDWIN FILTERS, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       HASTINGS FILTERS, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------


Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

                                       CLARK FILTER, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       UNITED AIR SPECIALISTS, INC.

                                       BY
                                         ---------------------------------------
                                         Its
                                            ------------------------------------












Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

Accepted and Agreed to as of the day and year last above written.

Address and Amount of Commitments:

Address:                                       FIRSTAR BANK MILWAUKEE,
                                               NATIONAL ASSOCIATION, in its
777 East Wisconsin Avenue                      individual capacity as a Bank
Milwaukee, Wisconsin 53202                     and as Agent
Attn:  John R. Falb
                                               BY
                                                 ------------------------------
Telecopy:   (414)765-4632                         It
Telephone:  (414)765-6041                           ---------------------------

         Revolving Credit Commitment
         And Percentage:                           $40,000,000     21.6216217%
         Swing Line Commitment:                    $5,000,000

Lending Offices:

Domestic Rate Loans:

         777 East Wisconsin Avenue
         Milwaukee, Wisconsin 53202
         Attn.:  John R. Falb

Eurocurrency Loans:

         777 East Wisconsin Avenue
         Milwaukee, Wisconsin 53202
         Attn.:  John R. Falb




Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

Address:                                 BANK ONE, ILLINOIS, NA, in its
                                         individual capacity as a Bank and as a
6000 East State Street                   Co-Agent
Rockford, Illinois 61108
Attn:  Robert J. Louvar                  BY
                                           --------------------------------
                                            Its
                                               ----------------------------
Telecopy:  (815) 394-1889
Telephone: (815) 394-4667


Revolving Credit Commitment
And Percentage:                          $40,000,000         21.6216217%

Lending Offices:

Domestic Rate Loans:

         6000 East State Street
         Rockford, IL  61108
         Attn:  Robert J. Louvar


Eurocurrency Loans:

Address:                                 AMCORE BANK N.A., in its
                                         individual capacity as a Bank and as a
501 Seventh Street                       Co-Agent
Rockford, IL 61110
Attn:    Jon E. Schmidt
                                         BY
                                            ------------------------------
Telecopy:  (815) 961-7733                   It
Telephone:  (815) 961-2777                    ----------------------------


Revolving Credit Commitment
And Percentage:                          $15,000,000         8.1081081%

Lending Offices:

Domestic Rate Loans:




Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

         501 Seventh Street
         Rockford, IL 61110
         Attn:
              -------------

Eurocurrency Loans:



Address:                                     THE NORTHERN TRUST COMPANY

50 South LaSalle Street
Chicago, Illinois  60675                     BY
Attn:    Ronald Mallicoat                      -------------------------------
                                                 Its
Telecopy:  (312) 444-7028                           --------------------------
Telephone  (312) 444-3428


Revolving Credit Commitment
And Percentage:                              $25,000,000         13.5135135%

Lending Offices:

Domestic Rate Loans:

         50 South LaSalle Street
         Chicago, Illinois  60675
         Attn:

Eurocurrency Loans:

         50 South LaSalle Street
         Chicago, Illinois  60675
         Attn:

Address:                                     U.S. BANK NATIONAL
                                             ASSOCIATION
201 West Wisconsin Avenue
Milwaukee, Wisconsin 53259                   BY
Attn:    Alan Holman                           -----------------------------
                                               Its
Telecopy:  (414) 227-5881                         --------------------------




Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

Telephone: (414) 227-5505


Revolving Credit Commitment
And Percentage:                                $25,000,000       13.5135135%

Lending Offices:

Domestic Rate Loans:

         201 West Wisconsin Avenue
         Milwaukee, Wisconsin 53259
         Attn:

Eurocurrency Loans:



         Attn:


Address:                                       SUNTRUST BANK

303 Peachtree Street, N.E.
Third Floor                                    BY
Atlanta, Georgia 30308                           -----------------------------
Attn:  Charles C. Pick                           Its
                                                    --------------------------
Telecopy:  (404) 658-4905
Telephone: (404) 588-7915


Revolving Credit Commitment
And Percentage:                                $20,000,000       10.8108108%

Lending Offices:

Domestic Rate Loans:

         303 Peachtree Street, N.E.
         Third Floor
         Atlanta, Georgia  30308



Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.

         Attn:

Eurocurrency Loans:



         Attn:


Address:                                   ASSOCIATED BANK, ILLINOIS, N.A.

612 North Main Street
Rockford, Illinois 61103                   BY
Attn:    William Zibbell                     ------------------------------
                                             Its
                                                 --------------------------
Telecopy:   (815) 987-3520
Telephone:  (815) 987-3534


Revolving Credit Commitment
And Percentage:                            $20,000,000       10.8108108%

Lending Offices:

Domestic Rate Loans:

         612 North Main Street
         Rockford, Illinois 61103
         Attn:  William Zibbell

Eurocurrency Loans:

         612 North Main Street
         Rockford, Illinois 61103
         Attn:  William Zibbell












Signature Page to Multicurrency Credit Agreement dated as of September 9, 1999 among CLARCOR Inc., the Banks party thereto, Firstar Bank Milwaukee, National Association, as Agent, and Bank One, Illinois, N.A. and Amcore Bank, N.A., as Co-Agents.